EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations (which we refer to as the “pro forma combined statement of operations”) presents the historical financial information of Camber Energy, Inc., a Nevada corporation (“Camber”) giving effect to the merger (the “Merger”) of Viking Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Camber (“Merger Sub”), with and into Viking Energy Group, Inc., a Nevada corporation (“Viking”), with Viking surviving the Merger as a wholly-owned subsidiary of Camber. The Merger has been accounted for as a reverse acquisition in accordance with accounting principles generally accepted in the United States (“US GAAP”). Although Camber acquired all of the outstanding equity interests of Viking, Viking was the acquiror for accounting and financial reporting purposes. Accordingly, the Merger was treated as if Viking acquired Camber. Under this method, Viking is the predecessor company and all historical financial information reflects the historical results of Viking and the net assets of Camber are marked to fair value. The fair value of the consideration transferred was determined based on the number of equity interests Viking would have had to issue to the owners of Camber in order to provide the same ratio of ownership of equity interests in the combined entity as a result of the reverse acquisition.

The following unaudited pro forma combined statement of operations has been prepared from the respective historical consolidated financial statements of Camber and Viking and has been adjusted to reflect the pro forma combined statement of operations for the year ended December 31, 2023, as if the Merger had been completed on January 1, 2023. The unaudited pro forma combined balance sheet as of December 31, 2023 has been omitted, as the Merger has been reflected in Camber’s consolidated balance sheet as of December 31, 2023.

The pro forma combined statement of operations set forth below has been presented for informational purposes only. The pro forma combined statement of operations is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Merger been completed on the dates indicated. In addition, the pro forma combined statement of operations does not purport to project the future financial position or operating results of the combined company.

The historical consolidated financial information has been adjusted in the pro forma combined statement of operations to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of earnings, expected to have a continuing impact on the combined results. The pro forma combined statement of operations should be read in conjunction with the audited consolidated financial statements of Camber included in its Annual Report on Form 10-K for the year ended December 31, 2023, and the unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations of Camber and Viking, as filed with the Securities and Exchange Commission on Form 8-K on September 7, 2023. Camber’s historical consolidated financial statements contain disclosure as to Camber’s ability to continue as a going concern. There is no assurance that the combined entity will be able to continue as a going concern in the future.

The pro forma combined statement of operations does not reflect any cost savings, operating synergies, or revenue enhancements that the combined company may achieve as a result of the Merger, nor the costs that may be incurred to achieve such benefits.

CAMBER ENERGY INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

	VIKING ENERGY GROUP INC.	CAMBER ENERGY INC.	PROFORMA ADJUSTMENTS	PROFORMA
Revenue
Power generation units and parts	18,631,593	-	-	18,631,593
Service and repairs	2,380,706	-	-	12,380,706
Oil and gas	913,956	328,890	-	1,242,846
Total revenue	31,926,255	328,890	-	32,255,145

Operating expenses
Cost of goods sold	21,340,506	-	-	21,340,506
Lease operating costs	594,913	149,239	-	744,152
General and administrative	12,910,172	6,042,541	-	18,952,713
Stock based compensation	-	-	-	-
Impairment of oil and gas properties		347,050	-	347,050
Impairment of intangible assets	669,710	-	-	669,710
Depreciation, depletion & amortization	958,188	47,326	-	1,005,514
Accretion - asset retirement obligation	142,537	16,428	-	158,965
Total operating expenses	36,616,026	6,602,584	-	43,218,610

Income (loss) from operations	(4,689,771)	(6,273,694)	-	(10,963,465)
			-
Other income (expense)			-
Interest expense	(565,452)	(1,710,794)	-	(2,276,246)
Amortization of debt discount	(335,041)	(3,245,329)	-	(3,580,370)
Change in fair value of derivative liability	(1,766,648)	(1,347,456)	-	(3,114,104)
(Loss) gain on disposal of membership interests and assets	854,465	-	-	854,465
Loss on extinguishment of debt	(570,105)	(35,402)	-	(605,507)
Equity (deficit) in earnings of unconsolidated subsidiary	-	(3,002,353)	3,002,353	-
Goodwill impairment	-	(14,486,745)	-	(14,486,745)
Interest and other income	479,493	920	-	480,413
Total other expense, net	(1,903,288)	(23,827,159)	3,002,353	(22,728,094)

Net loss before income taxes	(6,593,059)	(30,100,853)	3,002,353	(33,691,559)
Income tax benefit (expense)	-	-	-
Net loss	(6,593,059)	(30,100,853)	3,002,353	(33,691,559)
Net loss attributable to non-controlling interest	(371,847)	-	-	(371,847)
Net loss attributable to Viking Energy Group, Inc.	(6,221,212)	(30,100,853)	3,002,353	(33,319,712)

Loss per common share, basic and diluted	$(0.13)	$(0.82)		$(0.39)
Weighted average number of common shares outstanding, basic and diluted	47,836,069	36,561,815		84,397,884

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